Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333−136666
November 2, 2007
STRUCTURED EQUITY PRODUCTS Indicative Terms
New Issue

THE BEAR STEARNS COMPANIES INC.

Principal Protected Leveraged Lookback Notes Linked to the
Strengthening of the Brazilian Real, Russian Ruble, Indian Rupee and
Chinese Yuan Exchange Rates against the U.S. Dollar
Due: November [●], 2009

INVESTMENT HIGHLIGHTS
•	2 year term to maturity.
•	The Notes are 100% principal protected if held to maturity.
•	Issue is a direct obligation of The Bear Stearns Companies Inc. (Rated “A1” by Moody’s / “A+” by S&P).
•	Issue Price: 100.00% of the Principal Amount ([99.00]% for investors who purchase a Principal Amount of $1,000,000 or greater).
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Linked to an equally weighted basket consisting of the currency exchange rates between: (1) the U.S. Dollar and the Brazilian Real; (2) the U.S. Dollar and the Russian Ruble; (3) the U.S. Dollar and the Indian Rupee; and (4) the U.S. Dollar and the Chinese Yuan, each expressed as the number of units of the U.S. Dollar, per Brazilian Real, Russian Ruble, Indian Rupee or Chinese Yuan (each a “Reference Currency” and collectively the “Reference Currencies”), as applicable. The weighting of each Component is fixed at 25% and will not change, unless any Component is modified during the term of the Notes.

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If, at maturity, the Highest Basket Performance is greater than 0%, the Cash Settlement Value per note will equal $1,000 plus the product of: (a) $1,000 multiplied by (b) the Participation Rate multiplied by (c) the Highest Basket Performance.

•
If, at maturity, the Highest Basket Performance is less than or equal to 0%, the Cash Settlement Value per Note will equal $1,000. Because the Notes are 100% principal protected if held to maturity, in no event will the Cash Settlement Value at maturity be less than $1,000 per Note.

•	The Participation Rate is [150.00]%.
•	The Highest Basket Performance is equal to the greatest of the four Basket Performances.
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The Basket Performance, with respect to an Observation Date, is equal to the quotient (expressed as a percentage) of (i) the sum of the four Component Performances, for such Observation Date, divided by (ii) 4. The “Component Performance” with respect to each Component on the applicable Observation Date, is the percentage resulting from the quotient of (a) the applicable Observation Fixing Level minus the Initial Fixing Level, divided by (b) the Initial Fixing Level. For the avoidance of doubt, the Basket Performance is greater when the Exchange Rates, on average, increase, as increasing Exchange Rates mean that fewer units of the respective Reference Currency are required to purchase one U.S. Dollar.

BEAR, STEARNS & CO. INC. STRUCTURED PRODUCTS GROUP (212) 272-6928
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204.

STRUCTURED PRODUCTS GROUP

GENERAL TERMS FOR THE NOTE OFFERING

This free writing prospectus relates to the offering of Notes linked to an equally weighted basket consisting of the currency exchange rates between: (1) the U.S. Dollar and the Brazilian Real; (2) the U.S. Dollar and the Russian Ruble; (3) the U.S. Dollar and the Indian Rupee; and (4) the U.S. Dollar and the Chinese Yuan, each expressed as the number of units of the U.S. Dollar, per Brazilian Real, Russian Ruble, Indian Rupee or Chinese Yuan, as applicable. We reserve the right to withdraw, cancel or modify the offering and to reject orders in whole or in part. Defined terms not defined herein shall have the same meaning as in the Prospectus Supplement discussed below.

ISSUER:	The Bear Stearns Companies Inc.
ISSUER’S RATING:	“A1” / “A+” (Moody’s / S&P)
CUSIP NUMBER:	073928Y72
ISSUE PRICE:	100.00% of the Principal Amount (99.00% for investors who purchase a Principal Amount of $1,000,000 or greater). See “Supplemental Plan of Distribution” in the Pricing Supplement.
AGGREGATE PRINCIPAL AMOUNT:	$[●]
DENOMINATIONS:	$1,000 per Note and $1,000 multiples thereafter.
INITIAL FIXING DATE:	November [●], 2007
ISSUE DATE:	November [●], 2007
OBSERVATION DATES:
May [●], 2008; November [●], 2008; May [●], 2009; and November [●], 2009 (the “Final Observation Date”); provided that, with respect to a Component, (i) if such date is not a Component Business Day (as defined herein) for that Component, then the Observation Date for that Component will be the next succeeding day that is a Component Business Day for that Component and (ii) if a Market Disruption Event (as defined herein) exists for that Component on the Observation Date, the Observation Date for that Component will be the next Component Business Day for that Component on which a Market Disruption Event does not exist for that Component. If the Observation Date for any Component is postponed for three consecutive Component Business Days due to the existence of a Market Disruption Event, then, notwithstanding the existence of a Market Disruption Event on that third Component Business Day, that third Component Business Day will be the Observation Date for that Component. If no Market Disruption Event exists with respect to a Component on the Observation Date, the determination of that Component’s Observation Level will be made on the Observation Date, irrespective of the existence of a Market Disruption Event with respect to one or more of the other Components.

MATURITY DATE:
The Notes are expected to mature on November [●], 2009 unless such date is not a Business Day, in which case the Maturity Date shall be the next Business Day. If the Final Observation Date is postponed, the Maturity Date will be three Business Days following the Final Observation Date, as postponed for the last Component for which an Observation Fixing Level is determined.

CASH SETTLEMENT VALUE:	On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that is based on the Highest Basket Performance:

If, at maturity, the Highest Basket Performance is greater than 0%, the Cash Settlement Value per note will equal $1,000 plus the product of: (a) $1,000 multiplied by (b) the Participation Rate multiplied by (c) the Highest Basket Performance.

If, at maturity, the Highest Basket Performance is less than or equal to 0%, the Cash Settlement Value per Note will equal $1,000. Because the Notes are 100% principal protected if held to maturity, in no event will the Cash Settlement Value at maturity be less than $1,000 per Note.

INITIAL FIXING LEVEL:
[●] with respect to the BRL Exchange Rate; [●] with respect to the RUB Exchange Rate; [●] with respect to the INR Exchange Rate; and [●] with respect to the CNY Exchange Rate which, in each case, represents the Currency Exchange Rate of such Component on the Initial Fixing Date.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

OBSERVATION FIXING LEVEL:
With respect to each Component, the Currency Exchange Rate on the relevant Observation Date (referred to as “BRL Observation”, “RUB Observation”, “INR Observation” and “CNY Observation”, as applicable), as determined by the Calculation Agent.

BASKET:
The Basket is comprised of the currency exchange rates between: (1) the U.S. Dollar and the Brazilian Real (the “BRL Exchange Rate”); (2) the U.S. Dollar and the Russian Ruble (the “RUB Exchange Rate”); (3) the U.S. Dollar and the Indian Rupee (the “INR Exchange Rate”); and (4) the U.S. Dollar and the Chinese Yuan (the “CNY Exchange Rate” and, together with the BRL Exchange Rate, the RUB Exchange Rate and the INR Exchange Rate, each a “Component” and collectively the “Components”), each expressed as the number of units of the U.S. Dollar, per Brazilian Real, Russian Ruble, Indian Rupee or Chinese Yuan (each a “Reference Currency”), as applicable. The weighting of each Component is fixed at 25% and will not change, unless any Component is modified during the term of the Notes.

HIGHEST BASKET PERFORMANCE:	Will be equal to the greatest of the four Basket Performances.
BASKET PERFORMANCE:	With respect to an Observation Date, is equal to the quotient (expressed as a percentage) of (i) the sum of the four Component Performances, for such Observation Date, divided by (ii) 4.

For the avoidance of doubt, the Basket Performance is greater when the Exchange Rates, on average, increase, as increasing Exchange Rates mean that fewer units of the respective Reference Currency are required to purchase one U.S. Dollar.

COMPONENT PERFORMANCE:
With respect to each Component, on the applicable Observation Date, is the percentage resulting from the quotient of (a) the applicable Observation Fixing Level minus the Initial Fixing Level, divided by (b) the Initial Fixing Level.

PARTICIPATION RATE:	[150.00]%.
CURRENCY EXCHANGE RATE:
With respect to each Component, the quotient of (i) one divided by (ii) the number of units of the applicable Reference Currency which can be exchanged for one unit of the U.S. Dollar as stated on the Fixing Page on the applicable Observation Date.

If, with respect to a Component, no fixing is published on any Observation Date or the Initial Fixing Date, the relevant fixing level shall be determined by the Calculation Agent for such Observation Date or the Initial Fixing Date, as applicable.

FIXING PAGE:
With respect to the BRL Exchange Rate, the ask side exchange rate published on Bloomberg page BZFXPTAX <Currency> <Go>; with respect to the RUB Exchange Rate, the spot exchange rate published on Reuters page EMTA; with respect to the INR Exchange Rate, the reference rate published on Bloomberg page INRRATE <Currency> <Go>; and with respect to the CNY Exchange Rate, the reference rate published on Bloomberg page CYCFUSD <Currency> <Go>.

BUSINESS DAY:
Means any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.

COMPONENT BUSINESS DAY:
With respect to any Component, any day other than a Saturday or Sunday, on which banking institutions in the cities of (i) New York, New York, (ii) London, England, and (iii) the Local Jurisdiction are not authorized or obligated by law or executive order to close.

LOCAL JURISDICTION:
With respect to the BRL Exchange Rate: São Paulo, Brazil; with respect to the RUB Exchange Rate: Moscow, Russia; with respect to the INR Exchange Rate: Mumbai, India; and with respect to the CNY Exchange Rate: Beijing, China.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this document together with the prospectus and prospectus supplement, each dated August 16, 2006 (the “Prospectus” and “Prospectus Supplement,” respectively), and the more detailed information contained in the Pricing Supplement, dated November 2, 2007 (subject to completion) (the “Pricing Supplement”). You should carefully consider, among other things, the matters set forth in “Risk Factors” in the Prospectus Supplement and the Pricing Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. You may access the Pricing Supplement, the Prospectus Supplement and the Prospectus on the SEC web site as follows:

•	Pricing Supplement dated November 2, 2007:
http://www.sec.gov/Archives/edgar/data/777001/000114420407057770/v092112_424b2.htm

•	Prospectus Supplement dated August 16, 2006: http://www.sec.gov/Archives/edgar/data/777001/000104746906011015/a2172743z424b5.htm

•	Prospectus dated August 16, 2006: http://sec.gov/Archives/edgar/data/777001/000104746906011007/a2172711zs-3asr.htm

ILLUSTRATIVE CASH SETTLEMENT VALUE TABLES

The following illustrative examples demonstrating the hypothetical Cash Settlement Value of a Note are based on the assumptions outlined below. The examples do not purport to be representative of every possible scenario concerning increases or decreases in the Components or the Basket Performances. You should not construe these examples as an indication or assurance of the expected performance of the Notes. Actual returns may be different. Numbers are rounded for the ease of use. These illustrative examples demonstrating the hypothetical Cash Settlement Value of a Note are based on the following assumptions:

ASSUMPTIONS:

•	Investor purchases $1,000 aggregate principal amount of Notes at the initial public offering price of $1,000.

•	Investor holds the Notes to maturity.

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The Initial Fixing Level is 0.5456 with respect to the BRL Exchange Rate; 0.0402 with respect to the RUB Exchange Rate; 0.0251 with respect to the INR Exchange Rate; and 0.1332 with respect to the CNY Exchange Rate.

•	The Participation Rate is 150.00%

•	All returns are based on a 2-year term; pre-tax basis.

•	No Market Disruption Events or Events of Default occur during the term of the Notes.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

Hypothetical Example 1: The Basket Performance is negative on the first Observation Date, yet steadily appreciates over the term of the Notes.

Step 1: Calculate the Highest Basket Performance.

	BRL Exchange Rate	RUB Exchange Rate	INR Exchange Rate	CNY Exchange Rate	Basket Performance
Initial Fixing Level	0.5456	0.0402	0.0251	0.1332	--
First Observation Fixing Level	0.5447	0.0357	0.0250	0.1342	-2.75%
Second Observation Fixing Level	0.5633	0.0352	0.0268	0.1595	4.33%
Third Observation Fixing Level	0.6070	0.0366	0.0279	0.1707	10.40%
Fourth Observation Fixing Level	0.6003	0.0423	0.0321	0.1764	18.89%

In this example, the Highest Basket Performance is 18.89%.

Step 2: Calculate the Cash Settlement Value at maturity.

Because the Highest Basket Performance is greater than 0%, the Cash Settlement Value per Note is equal to $1,000 plus the product of (a) $1,000 multiplied by (b) the Participation Rate multiplied by (c) the Highest Basket Performance (or, $1,000 + ($1,000 x 150.00% x 18.89%)). Therefore, the Cash Settlement Value at maturity is $1,283.35 per Note representing a 28.34% return on investment over the term of the Notes. This example illustrates that although the Basket Performance may be negative on one or more Observation Dates, the Cash Settlement Value payable at maturity is based on the Highest Basket Performance over the term of the Notes.

Hypothetical Example 2: The Basket Performance appreciates over the first three Observation Dates, and declines as of the Final Observation Date.

Step 1: Calculate the Highest Basket Performance.
	BRL Exchange Rate	RUB Exchange Rate	INR Exchange Rate	CNY Exchange Rate	Basket Performance
Initial Fixing Level	0.5456	0.0402	0.0251	0.1332	--
First Observation Fixing Level	0.5913	0.0448	0.0251	0.1361	5.50%
Second Observation Fixing Level	0.6262	0.0521	0.0254	0.1425	13.14%
Third Observation Fixing Level	0.6196	0.0507	0.0285	0.1509	16.63%
Fourth Observation Fixing Level	0.5979	0.0507	0.0253	0.1464	11.60%

In this example, the Highest Basket Performance is 16.63%.

Step 2: Calculate the Cash Settlement Value at maturity.

Because the Highest Basket Performance is greater than 0%, the Cash Settlement Value per Note is equal to $1,000 plus the product of (a) $1,000 multiplied by (b) the Participation Rate multiplied by (c) the Highest Basket Performance (or, $1,000 + ($1,000 x 150.00% x 16.63%)). Therefore, the Cash Settlement Value at maturity is $1,249.45 per Note representing a 24.95% return on investment over the term of the Notes. This example illustrates that although the Basket Performance may decline as of the Final Observation Date, the Cash Settlement Value payable at maturity is based on the Highest Basket Performance over the term of the Notes.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

Hypothetical Example 3: The Basket Performance is negative on two Observation Dates and positive on the other two Observation Dates.

Step 1: Calculate the Highest Basket Performance.

	BRL Exchange Rate	RUB Exchange Rate	INR Exchange Rate	CNY Exchange Rate	Basket Performance
Initial Fixing Level	0.5456	0.0402	0.0251	0.1332	--
First Observation Fixing Level	0.5306	0.0394	0.0259	0.1204	-2.79%
Second Observation Fixing Level	0.5387	0.0398	0.0291	0.1382	4.36%
Third Observation Fixing Level	0.5203	0.0382	0.0285	0.1381	1.90%
Fourth Observation Fixing Level	0.5247	0.0359	0.0267	0.1314	-2.38%

In this example, the Highest Basket Performance is 4.36%.

Step 2: Calculate the Cash Settlement Value at maturity.

Because the Highest Basket Performance is greater than 0%, the Cash Settlement Value per Note is equal to $1,000 plus the product of (a) $1,000 multiplied by (b) the Participation Rate multiplied by (c) the Highest Basket Performance (or, $1,000 + ($1,000 x 150.00% x 4.36%)). Therefore, the Cash Settlement Value at maturity is $1,065.40 per Note representing a 6.54% return on investment over the term of the Notes. This example illustrates that although the Basket Performance may be negative on the first and last Observation Date, the Cash Settlement Value payable at maturity is based on the Highest Basket Performance over the term of the Notes.

Hypothetical Example 4: The Basket Performance is negative on each Observation Date over the term of the Notes.

Step 1: Calculate the Highest Basket Performance.

	BRL Exchange Rate	RUB Exchange Rate	INR Exchange Rate	CNY Exchange Rate	Basket Performance
Initial Fixing Level	0.5456	0.0402	0.0251	0.1332	--
First Observation Fixing Level	0.5264	0.0381	0.0238	0.1284	-4.38%
Second Observation Fixing Level	0.5220	0.0385	0.0234	0.1222	-5.90%
Third Observation Fixing Level	0.5206	0.0349	0.0232	0.1142	-9.90%
Fourth Observation Fixing Level	0.5075	0.0345	0.0253	0.1178	-7.98%

In this example, the Highest Basket Performance is -4.38%.

Step 2: Calculate the Cash Settlement Value at maturity.

Because the Highest Basket Performance is less than 0%, the Cash Settlement Value at maturity is $1,000 per Note representing a 0.00% return on investment over the term of the Notes. This example illustrates that because the Notes are 100% principal protected, in no event will the Cash Settlement Value, at maturity, be less than $1,000 per Note.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

HISTORICAL DATA ON THE COMPONENTS
ON THE COMPONENTS
The graphs below were constructed using historical data regarding the Components. The historical data is for illustrative purposes and is not indicative of the future performance of the Components or the future value of the Notes. While the value of the Components will determine the performance of the Basket, it is impossible to predict whether the performance of the Basket will rise or fall during the term of the Notes. Trading prices of the Components will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the currency markets generally and the markets for the Components in particular. Any historical upward or downward trend in the value of the Components during any period set forth below is not an indication that the Components are more or less likely to increase or decrease at any time during the term of the Notes. All information in the tables that follow was obtained from the Bloomberg Financial Service, without independent verification.

The graphs below set forth the historical currency exchange rates for each Component (each expressed as the number of units of the U.S. Dollar which can be exchanged for one unit of the respective Component) for the five year period beginning October 25, 2002 and ending October 19, 2007.

BRL Exchange Rate

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

RUB Exchange Rate

INR Exchange Rate

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

CNY Exchange Rate

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

SELECTED RISK CONSIDERATIONS

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Suitability of Notes for Investment - A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in the Pricing Supplement. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

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Volatility of the Components - The Components are volatile and are affected by numerous factors specific to each country represented by a Reference Currency. The value of each Reference Currency relative to the U.S. Dollar, which is primarily affected by the supply and demand for the respective Reference Currency and the U.S. Dollar, may be affected by political, economic, financial, legal, accounting and tax matters specific to the country in which the Reference Currency is the official currency.

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No interest or other payments - During the term of the Notes, you will not receive any periodic interest or other distributions and such payments will not be included in the calculation of the Cash Settlement Value payable at maturity.

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Secondary Market - Because the Notes will not be listed on any securities exchange or quotation system, a secondary trading market is not expected to develop, and, if such a market were to develop, it may not be liquid. Bear, Stearns & Co. Inc. intends under ordinary market conditions to indicate prices for the Notes on request. However, there can be no guarantee that bids for outstanding Notes will be made in the future; nor can the prices of those bids be predicted.

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Components may not move in tandem — At a time when the value of one or more of the Reference Currencies increases, the value of one or more of the other Reference Currencies may decline. Therefore, in calculating the Basket Performance with respect to an Observation Date, increases in the value of one or more of the Reference Currencies against the U.S. Dollar may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other Reference Currencies against the U.S. Dollar.

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Not subject to the special rules for nonfunctional currency contingent payment debt instruments —We intend to treat the Notes as contingent payment debt instruments that are subject to taxation as described under the heading “Certain U.S. Federal Income Tax Considerations-U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes-Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

BEAR, STEARNS & CO. INC.